DCAP GROUP, INC.
                                  1158 Broadway
                             Hewlett, New York 11557


                                                              October 31, 2003

Barry B. Goldstein
1158 Broadway
Hewlett, New York 11557

          Re:  Guaranty of Obligations
               -----------------------

Dear Barry:

          Reference is made to that certain Limited Guaranty of Payment Agreement (the "Guaranty"), dated July 10, 2003, executed by you for the benefit of Manufacturers and Traders Trust Company ("M&T"), whereby you have guaranteed certain obligations (the "Obligations") of Payments Inc. ("Payments") to M&T.

          Reference is also made to that certain $2,500,000 term life insurance policy on your life , issued by Zurich Life Insurance Company of New York, Policy No. TBA (the "Policy"), and owned by you.

          In consideration of your execution and delivery of the Guaranty to M&T and your agreement to the following terms, DCAP Group, Inc. (the "Company") agrees to take the following actions for so long as the Guaranty remains in effect: (i) reimburse you for all premiums paid on the Policy; and (ii) compensate you at the rate of fifty-thousand dollars ($50,000) per annum.

          In consideration of the foregoing, it is hereby agreed as follows:

          (i)  the initial beneficiary of the Policy shall be your wife, Lauren;

          (ii) for so long as the Guaranty remains in effect, neither the owner nor the beneficiary of the Policy may be changed without either the prior written consent of the Company or the written agreement (in form and substance satisfactory to the Company) of the new owner or the new beneficiary, as the case may be, to abide by the provisions hereof;

          (iii)in the event, at the time of your death, the Guaranty is still in effect, in whole or in part, the proceeds of the Policy shall be used to satisfy the Guaranty whether or not M&T accelerates the due date for the payment of the Obligations; and

          (iv) in the event that any of the Policy proceeds are used to satisfy the Guaranty, in whole or in part, neither you nor your estate nor any beneficiary of the Policy shall be entitled to be indemnified by, or otherwise receive any amounts from, the Company in consideration of the

Barry B. Goldstein
October 31, 2003
Page 2


amounts so paid as a guarantor, and all indemnification and other rights of a guarantor with respect to such Policy proceeds are hereby waived.

          This letter agreement shall be construed in accordance with, and governed by, the laws of the State of New York, excluding choice of law principles thereof.

          This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a writing executed by the party sought to be charged.

          This letter agreement constitutes the binding agreement of the parties hereto with respect to the matters set forth herein and shall be binding upon the successors, assigns, legal representatives and heirs of the parties hereto.

          This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

          Please indicate your agreement to the foregoing by signing in the space provided below.

                                            Sincerely,

                                            DCAP GROUP, INC.


                                            By: /s/ Morton L. Certilman
                                                -------------------------------
                                                Morton L. Certilman, Secretary

AGREED:

/s/ Barry B. Goldstein
---------------------------------
Barry B. Goldstein


/s/ Lauren Goldstein
-----------------------------
Lauren Goldstein